Exhibit 99.160

North Valley Bancorp Reports Results for the Quarter
and Nine Months Ended September 30, 2008

October 28, 2008 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with $884 million in assets, today reported results for the third quarter and nine months ended September 30, 2008. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported a net loss for the third quarter ended September 30, 2008 of $1,419,000, or $0.19 per diluted share, compared to net income of $2,220,000, or $0.29 per diluted share, for the same period in 2007. For the third quarter of 2008, the Company realized an annualized (loss)/return on average shareholders’ equity of (7.13%) and an annualized (loss)/return on average assets of (0.62%), as compared to 11.15% and 0.97%, respectively, for the third quarter of 2007. The Company reported a net loss for the nine months ended September 30, 2008 of $2,648,000, or $0.36 per diluted share, compared to net income of $6,144,000, or $0.80 per diluted share, for the same period in 2007. On September 7, 2008, the United States Treasury and the Federal Housing Finance Agency (FHFA) announced that the FHFA was placing Fannie Mae (the Federal National Mortgage Association) and Freddie Mac (the Federal Home Loan Mortgage Corporation) under conservatorship, and as previously disclosed in a Form 8-K filing on September 16, 2008, the Company held in its available-for-sale portfolio preferred securities issued by Fannie Mae with a cost basis of $3,284,000. On September 30, 2008, the Company determined that this security was impaired and recorded a $3,284,000 pre-tax write-down of the investment. On a non-GAAP basis, excluding this impairment charge, the Company’s net income for the third quarter ended September 30, 2008 would have been $802,000, or $0.11 per diluted share, and the net loss for the nine months ended September 30, 2008 would have been $426,000, or $0.06 per diluted share.

The Company has recorded $1,500,000 and $9,100,000 in provisions for loan and lease losses for the third quarter and nine months ended September 30, 2008, respectively, compared to an $850,000 provision for loan and lease losses for the third quarter and nine months ended September 30, 2007. The allowance for loan and lease losses at September 30, 2008 was $9,958,000, or 1.43% of total loans, compared to $10,755,000, or 1.44% of total loans at December 31, 2007 and $9,602,000, or 1.34% of total loans at September 30, 2007. The increase in the provision for loan and lease losses is due primarily to the increase in the level of charge-offs of $5,305,000 for the third quarter of 2008 and $10,081,000 for the nine months ended September 30, 2008 from the same periods in the prior year and the increase in the level of nonperforming loans to $20,190,000 at September 30, 2008.

“The federal government’s decision to take over Fannie Mae and Freddie Mac resulted in the Company taking a loss of $3.2MM in Preferred Stock in Fannie Mae owned by North Valley Bancorp. Absent this event, the Company would have achieved profitability for the quarter,” stated Michael J. Cushman, President and CEO.

The Company continues to maintain strong capital levels. At September 30, 2008, the Company’s Total Risk-based Capital was $103,658,000, and its risk-based capital ratios were: Tier 1 risk-based Capital ratio – 10.77%; Total Risk-based Capital ratio – 12.54%; and Tier 1 Leverage ratio – 10.05%. “Our capital position remains strong and the Bank continues to be categorized as well-capitalized despite the write-down of $3.284 million in Fannie Mae preferred stock discussed above, and the large loan loss provisions we have recorded. We are committed to maintaining the level of our allowance while addressing our impaired credits as we persevere through the challenges of this credit cycle,” remarked Kevin R. Watson, Chief Financial Officer.

At September 30, 2008, total assets were $884,176,000, down from the $924,904,000 at September 30, 2007. The loan portfolio decreased $21,128,000, or 2.94%, compared to September 30, 2007, and totaled $696,308,000 at September 30, 2008. The loan to deposit ratio at September 30, 2008 was 92.2% as compared to 97.4% at September 30, 2007. Total deposits grew by $18,692,000, or 2.54%, to total $755,131,000 at September 30, 2008, driven by increases in time deposits of $37,503,000, and interest bearing demand of $11,496,000, offset by decreases in noninterest bearing demand, and savings and money market deposits of $13,388,000, and $16,919,000, respectively. When compared to December 31, 2007, total assets decreased $64,843,000 from $949,019,000, and total loans decreased $49,945,000 from $746,253,000. Deposits increased by $18,392,000, or 2.5%, from $736,739,000 at December 31, 2007, due to an increase in time deposits of $25,555,000 and interest bearing demand deposits of $16,402,000 offset by decreases in noninterest bearing demand and savings and money market deposits of $10,546,000 and $13,019,000, respectively. Other borrowings decreased $78,937,000 to $8,255,000 at September 30, 2008 from $87,192,000 at December 31, 2007.

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) totaled $20,190,000 at September 30, 2008, an increase of $16,823,000 from September 30, 2007, and an increase of $18,426,000 from December 31, 2007. Nonperforming loans as a percentage of total loans were 2.90% at September 30, 2008, compared to 0.47% at September 30, 2007, and 0.24% at December 31, 2007. Nonperforming assets (nonperforming loans and OREO) totaled $26,042,000 at September 30, 2008, an increase of $21,773,000 from September 30, 2007, and an increase of $23,376,000 from December 31, 2007. Nonperforming assets as a percentage of total assets were 2.95% at September 30, 2008 compared to 0.46% at September 30, 2007, and 0.28% at December 31, 2007.

The level of nonperforming loans decreased $2,390,000 to $20,190,000 at September 30, 2008 from $22,580,000 at June 30, 2008 primarily as a result of charging off the specific reserves set for certain of these credits and secondarily due to paydowns received on certain loans. Nonperforming assets decreased $4,746,000 to $26,042,000 at September 30, 2008 from $30,788,000 at June 30, 2008. As discussed in the Company’s first quarter earnings release and Form 10-Q for the period ended March 31, 2008, there were four nonperforming real estate projects with loans totaling $24,047,000 which resulted in the increase in nonperforming loans at March 31, 2008: two of these loans were for residential development projects and the other two were residential acquisition and development loans. As of September 30, 2008, the residential development project in Placer County with a balance of $4,497,000 remains on nonaccrual. The decrease of $4,959,000 from its June 30, 2008 balance of $9,456,000 is a result of the collection of $2,246,000 from the borrower and the charge-off of the $2,713,000 specific reserve on this credit during the third quarter of 2008 balance to reduce the loan to its net realizable value. The other residential development project loan for $6,750,000 at March 31, 2008 located in Shasta County was taken into OREO through a deed in lieu of foreclosure during the second quarter of 2008 and a portion of the property was sold resulting in a remaining carrying value of the property in OREO of $1,892,000 at June 30, 2008. This property was sold during the third quarter of 2008 and the Company recognized a $114,000 gain on the sale. The other two loans were residential acquisition and development loans located in Shasta County totaling $4,876,000 and $2,911,000, respectively, and both loans were taken into OREO during the second quarter of 2008. On transfer to OREO of the loan for $4,876,000, the value of additional property that was cross-collateralized to the original note increased the carrying value of the property to $5,414,000. A portion of this property was sold at its carrying value during the third quarter of 2008 for $464,000, and the carrying value of the remaining OREO is $4,950,000 at September 30, 2008. The second residential acquisition and development loan for $2,911,000 was transferred into OREO during the second quarter of 2008 at a carrying value of $2,000,000 and was sold on June 30, 2008 for its carrying value with no gain or loss on the sale being recorded.

As discussed in the Company’s second quarter earnings release and Form 10-Q for the period ended June 30, 2008, there were two construction loans identified as impaired, totaling $10,201,000, added to nonperforming loans during the second quarter of 2008. As of September 30, 2008 the larger of the two loans in the amount of $4,506,000 remains on nonaccrual and is a mixed-use construction loan located in Sonoma County. The decrease of $2,756,000 from the June 30, 2008 balance of $7,262,000 is a result of the collection of $2,256,000 from the borrower and the charge-off of the $500,000 specific reserve on this credit during the third quarter of 2008 to reduce the loan to its net realizable value. The other loan is a residential development project located in Placer County and remains on nonaccrual. The specific reserve for this loan of $680,000 was charged-off during the third quarter of 2008 to reduce the loan to its nets realizable value of $2,259,000 at September 30, 2008.

Gross loan and lease charge offs for the third quarter of 2008 were $5,305,000 and recoveries totaled $86,000 resulting in net charge offs of $5,219,000. Gross charge offs for the nine months ended September 30, 2008 were $10,081,000 and recoveries totaled $184,000 resulting in net charge offs of $9,897,000.

The total dollar amount of reductions in nonperforming loans during the third quarter of 2008 was $9,982,000 due primarily to the pay downs and charge-offs noted above. There were no transfers to OREO during the third quarter of 2008. This decrease was offset by the addition of 23 loans on nonaccrual status totaling $7,592,000 (which are primarily secured by real-estate) during the third quarter of 2008. The largest of this group is a $1,125,000 residential lot development loan located in Shasta County. Specific reserves have been recorded totaling $792,000 for nonperforming loans at September 30, 2008.

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $1,433,000, or 14.0%, for the three months ended September 30, 2008 compared to the same period in 2007. Interest income decreased by $2,339,000, primarily due to a lower yield on earning assets and secondarily due to foregone interest income of $507,000 for the loans placed on nonaccrual status. Offsetting this was a decrease in interest expense of $906,000 due to a decrease on rates paid on deposits and borrowings for the quarter ended September 30, 2008 compared to the same period in 2007. Average loans increased $17,684,000 in the third quarter of 2008 compared to the third quarter of 2007, however the yield on the loan portfolio over the same period decreased 136 basis points to 6.49%, reflective of the declining interest rate environment and the impact of foregone interest income on the loans placed on nonaccrual. The increase in average total loans was primarily funded by a decrease in average investments of $21,689,000. Average yields on earning assets decreased 112 basis points from the quarter ended September 30, 2007, to 6.29% for the quarter ended September 30, 2008 while the average rate paid on interest-bearing liabilities decreased by 61 basis points to 2.38%. As a result of the above, the Company’s net interest margin for the quarter ended September 30, 2008 was 4.37%, a decrease of 69 basis points from the net interest margin of 5.06% for the third quarter in 2007 but consistent with the 4.34% net interest margin for the linked quarter ended June 30, 2008. “The foregone interest from the level of nonperforming loans continues to drag down our net interest margin, impacting it by roughly 25 basis points in the third quarter of 2008. Counteracting this we continue to recognize improvement on rates paid on our interest bearing liabilities,” commented Mr. Watson. Net interest income decreased $3,665,000 for the nine months ended September 30, 2008 compared to the same period in 2007. Interest income decreased by $3,922,000, primarily due to a lower yield on earning assets and secondarily due to foregone interest income of $1,563,000 for the loans placed on nonaccrual status. Interest expense decreased $257,000 due to a decrease in rates paid on average interest bearing liabilities for the nine months ended September 30, 2008 compared to the same period in 2007. The net interest margin for the nine months ended September 30, 2008 decreased 81 basis points to 4.35% from the net interest margin of 5.16% for the nine months ended September 30, 2007.

Noninterest income for the quarter ended September 30, 2008 was $284,000 compared to $3,350,000 for the same period in 2007. During the third quarter of 2008, the Company recognized impairment on its FNMA Preferred Stock of $3,284,000. The Company had purchased 100,000 shares of this security in June 2003 at par, $50.00 per share, and recognized an impairment charge in the fourth quarter of 2007 to its December 31, 2007 market value of $32.84. Due to the United States Treasury and the Federal Housing Finance Agency (FHFA) decision to place Fannie Mae and Freddie Mac under conservatorship on September 7, 2008, the Company concluded that these securities were further impaired and they were written down by $3,284,000 to zero at September 30, 2008. This impairment was the primary reason for the decrease in noninterest income for the quarter ended September 30, 2008. Other categories of noninterest income increased on a quarter over quarter basis. Service charges on deposits increased $59,000 to $1,850,000 for the third quarter of 2008 compared to $1,791,000 for the third quarter of 2007, while other fees and charges increased by $64,000 to $1,003,000 for the third quarter of 2008 compared to $939,000 for the same period in 2007. Noninterest income for the nine months ended September 30, 2008 decreased $2,402,000, or 24.9%, to $7,252,000 from $9,654,000 for the same period in 2007, primarily due to the impairment charge discussed above. Other categories of noninterest income increased on a year to date basis over the same period in the prior year. Service charges on deposits and other fees and charges increased $338,000 and $150,000, respectively, for the nine months ended September 30, 2008 compared to the same period in 2007. Other noninterest income (including gain on sale of OREO) for the three and nine month periods ended September 30, 2008 increased $95,000 and $394,000, respectively, compared to the same periods in 2007.

Noninterest expense increased $213,000 to $9,694,000 for the third quarter of 2008 from $9,481,000 for the third quarter of 2007. Salaries and employee benefits decreased $93,000 while occupancy expense was flat. Other expenses increased $320,000, due to an increase in FDIC insurance premiums. Noninterest expense for the nine months ended September 30, 2008 was $29,075,000 compared to $30,443,000 for the same period in 2007. The decrease was primarily due to approximately $1,086,000 in merger related expenses recorded in the first nine months of 2007 associated with the terminated merger with Sterling Financial Corporation.

The Company recorded a benefit for income taxes for the quarter ended September 30, 2008 of $679,000, resulting in an effective tax benefit rate of 32.4%, compared to a provision for income taxes of $1,044,000, or an effective tax rate of 32.0%, for the quarter ended September 30, 2007. The benefit for income taxes for the nine month period ended September 30, 2008 was $1,266,000, resulting in an effective tax benefit rate of 32.4%, compared to a provision for income taxes of $2,891,000, or an effective tax rate of 32.0%, for the same period in 2007.

“We continued to make good progress in the resolution of our nonperforming assets during this quarter. Our Credit Administration team is actively working with our borrowers and is focused on reaching a relatively quick resolution to these credit related issues. The Company has been encouraged by the recent trends indicating some stabilization in residential real estate prices which will help the economy in the markets we serve,” stated Mr. Cushman.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers, and a loan production office in Vacaville, CA. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman or	Kevin R. Watson
President & Chief Executive Officer	Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877	(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$11,686	$13,790	$(2,104)	(15.26%)
Investment securities	1,055	1,281	(226)	(17.64%)
Federal funds sold and other	3	12	(9)	(75.00%)

Total interest income	12,744	15,083	(2,339)	(15.51%)

Interest expense
Interest on deposits	3,187	3,760	(573)	(15.24%)
Subordinated debentures	581	611	(30)	(4.91%)
Other borrowings	164	467	(303)	(64.88%)

Total interest expense	3,932	4,838	(906)	(18.73%)

Net interest income	8,812	10,245	(1,433)	(13.99%)
Provision for loan and lease losses	1,500	850	650	76.47%

Net interest income after provision for loan and lease losses	7,312	9,395	(2,083)	(22.17%)

Noninterest income
Service charges on deposit accounts	1,850	1,791	59	3.29%
Other fees and charges	1,003	939	64	6.82%
Impairment on investment securities	(3,284)	—	(3,284)	—
Other	715	620	95	15.32%

Total noninterest income	284	3,350	(3,066)	(91.52%)

Noninterest expenses
Salaries and employee benefits	5,213	5,306	(93)	(1.75%)
Occupancy	773	773	—	0.00%
Furniture and equipment	485	499	(14)	(2.81%)
Other	3,223	2,903	320	11.02%

Total noninterest expenses	9,694	9,481	213	2.25%

(Loss) Income before provision for income taxes	(2,098)	3,264	(5,362)	(164.28%)
(Benefit) Provision for income taxes	(679)	1,044	(1,723)	(165.04%)

Net (loss) income	$(1,419)	$2,220	$(3,639)	(163.92%)

Common Share Data
(Loss) Earnings per share
Basic	$(0.19)	$0.30	$(0.49)	(163.33%)
Diluted	$(0.19)	$0.29	$(0.48)	(165.52%)

Weighted average shares outstanding	7,490,878	7,365,837
Weighted average shares outstanding - diluted	7,490,878	7,637,282
Book value per share	$10.24	$10.89
Tangible book value	$8.09	$8.64
Shares outstanding	7,495,817	7,374,464

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended September 30,
	2008	2007	$ Change	% Change

Statement of Income Data
Interest income
Loans and leases (including fees)	$36,908	$39,622	$(2,714)	(6.85%)
Investment securities	3,340	4,166	(826)	(19.83%)
Federal funds sold and other	9	391	(382)	(97.70%)

Total interest income	40,257	44,179	(3,922)	(8.88%)

Interest expense
Interest on deposits	10,406	10,624	(218)	(2.05%)
Subordinated debentures	1,754	1,829	(75)	(4.10%)
Other borrowings	1,088	1,052	36	3.42%

Total interest expense	13,248	13,505	(257)	(1.90%)

Net interest income	27,009	30,674	(3,665)	(11.95%)
Provision for loan and lease losses	9,100	850	8,250	970.59%

Net interest income after provision for loan and lease losses	17,909	29,824	(11,915)	(39.95%)

Noninterest income
Service charges on deposit accounts	5,460	5,122	338	6.60%
Other fees and charges	2,947	2,797	150	5.36%
Impairment on investment securities	(3,284)	—	(3,284)	—
Other	2,129	1,735	394	22.71%

Total noninterest income	7,252	9,654	(2,402)	(24.88%)

Noninterest expenses
Salaries and employee benefits	15,854	16,340	(486)	(2.97%)
Occupancy	2,247	2,296	(49)	(2.13%)
Furniture and equipment	1,438	1,552	(114)	(7.35%)
Other	9,536	10,255	(719)	(7.01%)

Total noninterest expenses	29,075	30,443	(1,368)	(4.49%)

(Loss) Income before provision for income taxes	(3,914)	9,035	(12,949)	(143.32%)
(Benefit) Provision for income taxes	(1,266)	2,891	(4,157)	(143.79%)

Net (loss) income	$(2,648)	$6,144	$(8,792)	(143.10%)

Common Share Data
(Loss) Earnings per share
Basic	$(0.36)	$0.84	$(1.20)	(142.86%)
Diluted	$(0.36)	$0.80	$(1.16)	(145.00%)

Weighted average shares outstanding	7,448,813	7,355,039
Weighted average shares outstanding - diluted	7,448,813	7,648,185
Book value per share	$10.24	$10.89
Tangible book value	$8.09	$8.64
Shares outstanding	7,495,817	7,374,464

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	September 30, 2008	December 31, 2007	September 30, 2007

Balance Sheet Data
Assets
Cash and due from banks	$25,961	$28,569	$28,333
Available-for-sale securities - at fair value	83,258	104,341	108,616
Held-to-maturity securities - at amortized cost	22	31	52

Loans and leases net of deferred loan fees	696,308	746,253	717,436
Allowance for loan and lease losses	(9,958)	(10,755)	(9,602)

Net loans and leases	686,350	735,498	707,834

Premises and equipment, net	11,568	12,431	12,933
Other real estate owned	5,852	902	902
Goodwill and core deposit intangibles, net	16,062	16,423	16,586
Accrued interest receivable and other assets	55,103	50,824	49,648

Total assets	$884,176	$949,019	$924,904

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$157,069	$167,615	$170,457
Demand, interest bearing	163,458	147,056	151,962
Savings and money market	168,173	181,192	185,092
Time	266,431	240,876	228,928

Total deposits	755,131	736,739	736,439
Other borrowed funds	8,255	87,192	65,590
Accrued interest payable and other liabilities	12,095	11,656	10,625
Subordinated debentures	31,961	31,961	31,961

Total liabilities	807,442	867,548	844,615
Shareholders’ equity	76,734	81,471	80,289

Total liabilities and shareholders’ equity	$884,176	$949,019	$924,904

Asset Quality
Nonaccrual loans and leases	$20,136	$1,608	$3,359
Loans and leases past due 90 days and accruing interest	54	156	8
Other real estate owned	5,852	902	902

Total nonperforming assets	$26,042	$2,666	$4,269

Allowance for loan and lease losses to total loans	1.43%	1.44%	1.34%
Allowance for loan and lease losses to NPL’s	49.32%	609.69%	285.18%
Allowance for loan and lease losses to NPA’s	38.24%	403.41%	224.92%

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Selected Financial Ratios
Return on average total assets	(0.62%)	0.97%	(0.38%)	0.92%
Return on average shareholders’ equity	(7.13%)	11.15%	(4.33%)	10.55%
Net interest margin (tax equivalent basis)	4.37%	5.06%	4.35%	5.16%
Efficiency ratio	106.57%	69.74%	84.86%	75.49%

Selected Average Balances
Loans	$714,545	$696,861	$734,913	$670,469
Taxable investments	77,075	95,946	83,130	104,147
Tax-exempt investments	20,019	20,748	20,248	21,007
Federal funds sold and other	604	977	475	9,933

Total earning assets	$812,243	$814,532	$838,766	$805,556

Total assets	$901,395	$905,032	$926,002	$896,350

Demand deposits - interest bearing	$154,408	$156,414	$155,624	$158,883
Savings and money market	177,654	189,995	181,149	195,453
Time deposits	261,105	224,154	252,463	214,403
Other borrowings	61,363	71,269	86,150	63,551

Total interest bearing liabilities	$654,530	$641,832	$675,386	$632,290

Demand deposits - noninterest bearing	$158,562	$174,123	$157,422	$175,200

Shareholders’ equity	$78,950	$78,979	$81,473	$77,890

NORTH VALLEY BANCORP
CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands, except per share data)

	For the Quarter Ended

	September 2008	June 2008	March 2008	December 2007

Interest income	$12,744	$13,363	$14,150	$15,345
Interest expense	3,932	4,294	5,022	5,133

Net interest income	8,812	9,069	9,128	10,212

Provision for loan and lease losses	1,500	5,200	2,400	1,200
Noninterest income	284	3,477	3,491	1,505
Noninterest expense	9,694	9,577	9,805	9,943

(Loss) Income before provision for income taxes	(2,098)	(2,231)	414	574
(Benefit) Provision for income taxes	(679)	(722)	134	184

Net (loss) income	$(1,419)	$(1,509)	$280	$390

(Loss) Earnings per share:
Basic	$(0.19)	$(0.20)	$0.04	$0.05

Diluted	$(0.19)	$(0.20)	$0.04	$0.05